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                       [THE LEGENDS FUND, INC. LETTERHEAD]
                        [515 W. Market Street, 8th Floor]
                        [Louisville, Kentucky 40202-3319]


                                                              September 1, 2000


Ladies and Gentlemen:

         The Legends Fund, Inc. (the "Fund"), is authorized to issue and sell one billion shares of common stock (the "Shares"), par value $.001 per share, in the manner and on the terms set forth in the Fund's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File Nos. 33-50434 and 811-07084) (the "Registration Statement").

         I am the attorney principally responsible for the affairs of the Fund and am generally familiar with its operations and business affairs. I have examined copies of its Articles of Incorporation and By-Laws, as amended to date, and such other documents relating to its organization as I have deemed necessary. In addition, I have examined a letter dated September 1, 2000 from CT Corporation System, the Fund's corporate agent, confirming that the Fund exists under Maryland General Corporation Law (the "Letter"). I have also reviewed the Registration Statement filed as of the date of this opinion and the documents filed as exhibits thereto.

         My opinion in paragraph 1 as to the due incorporation of the Fund is based solely on the Articles of Incorporation of the Fund, as amended to date. My opinion in paragraph 1 with regard to the existence of the Fund in the State of Maryland, its state of incorporation, is based solely upon the Letter.

         Based upon the foregoing, it is my opinion that:

         1. The Fund has been duly incorporated and is existing under the laws of the State of Maryland.

         2. The Fund is authorized to issue up to one billion Shares. Under Maryland law, (a) the number of Shares may be increased or decreased by action of the Board of Directors, and (b) Shares which are issued and subsequently redeemed by the Fund are, by virtue of such redemption, restored to the status of authorized and unissued Shares.

         3. Subject to the effectiveness of the Registration Statement and in compliance with applicable state securities laws, assuming the continued valid existence of the Fund under the laws of the State of Maryland, upon the issuance of the Shares for a consideration not less than the par value thereof as required by Maryland law, and for the net asset value thereof as required by the Investment Company Act of 1940, as amended, and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the Registration Statement and with any state securities commission where such filing is required. In giving this consent I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         The opinions expressed herein are based solely on my review of the Letter, the Maryland General Corporation Law, the federal securities laws of the United States of America and, where applicable, published cases, rules or regulations relating thereto.

                                                         Very truly yours,

                                                         /s/ Kevin L. Howard
                                                         Kevin L. Howard